Exhibit 3.2

BYLAWS

OF

BAXTER INTERNATIONAL INC.

(As Amended and Restated on May 5, 2026)

ARTICLE I

STOCKHOLDERS

SECTION 1. PLACE OF MEETINGS. The Board of Directors (the “Board of Directors”) of Baxter International Inc. (the “Corporation”) may designate the place of meeting for any meetings of stockholders, within or without the State of Delaware, or determine that such meeting shall be held by means of remote communication, but if no such designation is made, the place of meeting shall be the principal executive offices of the Corporation.

SECTION 2. ANNUAL MEETINGS. The annual meeting of stockholders for the election of directors and the transaction of other business shall be held at such date and time as determined by the Board of Directors.

SECTION 3. SPECIAL MEETINGS.

(a) Special meetings of the stockholders (i) may be called by the Board of Directors, the chair of the Board of Directors (the “Chair of the Board”) or the chief executive officer of the Corporation (the “Chief Executive Officer”); and (ii) subject to the provisions of this Section 3, shall be called by the corporate secretary of the Corporation (the “Corporate Secretary”) upon the receipt by the Corporate Secretary at the Corporation’s principal executive offices of a request in proper written form (each, a “Special Meeting Request”) from one or more stockholders (each, a “Requesting Stockholder”) who have continuously held of record for at least one year as of the date of the Corporate Secretary’s receipt of such Special Meeting Request “Net Long Shares” (as defined in this Section 3(a)) representing in the aggregate at least fifteen percent (15%) of the voting power of all outstanding shares of common stock of the Corporation entitled to vote on the matter or matters proposed to be brought before the requested special meeting (such Net Long Shares held for the requisite period, the “Requisite Percentage”); provided that a special meeting of stockholders requested by one or more Requesting Stockholders shall be called by the Corporate Secretary only if each such Requesting Stockholder and the Special Meeting Request comply with the applicable provisions of these Bylaws (including this Section 3), the Certificate of Incorporation of the Corporation (as amended or restated from time to time, the “Certificate of Incorporation”) and applicable law, rules and regulations. Subject to the rights of the holders of any shares of preferred stock of the Corporation, special meetings of the stockholders may not be called by any other person or persons.

For purposes of these Bylaws, a stockholder’s “Net Long Shares” shall be limited to the number of shares beneficially owned, directly or indirectly, by such stockholder that constitute such stockholder’s “net long position” as defined in Rule 14e-4 under the Securities and Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, in each case, as may be amended from time to time, the “Exchange Act”); provided that: (i) for the purposes of such definition, reference in such rule to (A) “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the date for determining and/or documenting a stockholder’s or beneficial owner’s Net Long Shares, (B) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Corporation’s common stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Corporation’s common stock is not then listed for trading on the New York Stock Exchange) on such date (or, if such date is not a trading day, the next succeeding trading day), (C) the “person whose securities are the subject of the offer” shall refer to the Corporation, and (D) “subject security” shall refer to the issued and outstanding common stock of the Corporation; and (ii) the net long position of such stockholder shall be reduced by the number of shares as to which the Board of Directors determines such stockholder does not, or will not, have the right to vote on its own behalf at the applicable meeting or as to which the Board of Directors determines that such stockholder has entered into any derivative or other agreement, arrangement, or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In addition, to the extent any affiliates of the stockholder or beneficial owner are acting in concert with the stockholder or beneficial owner with respect to the request to call the special meeting or the submission of any proposal of business, including a nomination, for consideration at a meeting of stockholders, as applicable, the determination of Net Long Shares may include the effect of aggregating the Net Long Shares (including any negative number) of such affiliate or affiliates. Whether shares constitute Net Long Shares shall be determined in good faith by the Board of Directors. For purposes of these Bylaws, the word “beneficially owned” has the meaning ascribed thereto in Rules 13d-3 and 13d-5 under the Exchange Act.

(b) To be in proper written form, a Special Meeting Request must be signed and dated by each Requesting Stockholder, or a duly authorized agent of each such Requesting Stockholder, and must include:

(i) a statement of the specific purpose or purposes for requesting such special meeting;

(ii) as to each Requesting Stockholder, the information and other disclosures required by clause (i) of Section 4(e) of this Article I;

(iii) (1) documentary evidence that the Requesting Stockholder(s), in the aggregate, own of record not less than the Requisite Percentage as of the date of such Special Meeting Request; and (2) a calculation of each Requesting Stockholder’s Net Long Shares (including the number of shares held of record and disclosure of any short positions, hedges, voting or other arrangements that impact the calculation of such Net Long Shares);

(iv) an agreement signed by each Requesting Stockholder to (1) own, in the aggregate, the Requisite Percentage at all times between the date of the Corporate Secretary’s receipt of the Special Meeting Request, on the one hand, and the date of the requested special meeting, on the other hand; and (2) notify the Corporation immediately in the case of any reduction prior to the date of the requested special meeting of any Net Long Shares owned beneficially or of record by such Requesting Stockholder, and an acknowledgement that any such reduction shall be deemed a revocation of such Special Meeting Request to the extent of such reduction, such that the number of shares disposed of shall not be included in determining whether the Requisite Percentage has been reached and maintained; and

(v) as to each matter of business proposed to be brought before the meeting by the Requesting Stockholder(s), the information and other disclosures required by clauses (ii) and (iii) of Section 4(e) of this Article I, as applicable.

(c) Each applicable person (including the Requesting Stockholder(s) and any proposed nominee) shall update and supplement the Special Meeting Request delivered and the information provided to the Corporation pursuant to this Section 3 and under any questionnaire, representation or agreement, if necessary, so that the information provided or required to be provided in such Special Meeting Request shall continue to be true and correct (i) as of the record date for the requested special meeting and (ii) as of the date that is ten (10) business days prior to the date of such special meeting (or any adjournment or postponement thereof), and such update and supplement must be received by the Corporate Secretary at the Corporation’s principal executive offices not later than five (5) business days after the record date for such special meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date of such special meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the special meeting or any adjournment or postponement thereof). The obligation of a Requesting Stockholder, a proposed nominee or other applicable person to provide information or an update pursuant to this Section 3 (including under any questionnaire, representation or agreement, as applicable) shall not limit the Corporation’s rights with respect to any inaccuracies or other deficiencies in any Special Meeting Request or other information provided by such person or enable or be deemed to permit such person to amend or update any nomination or other proposal contained in a Special Meeting Request or to submit any new nomination or proposal for such meeting.

(d) In determining whether a special meeting of stockholders has been requested by Requesting Stockholders representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests received by the Corporate Secretary will be considered together only if (i) each such Special Meeting Request identifies identical or substantially the same business to be brought before the special meeting (as determined in good faith by the Board of Directors), and (ii) such Special Meeting Requests have been dated and received by the Corporate Secretary at the Corporation’s principal executive offices within sixty (60) days of the earliest dated Special Meeting Request identifying such business.

(e) Any Requesting Stockholder may revoke his, her or its Special Meeting Request at any time by written revocation received by the Corporate Secretary at the Corporation’s principal executive offices. If, at any time after receipt by the Corporate Secretary of a valid Special Meeting Request, there are no longer outstanding unrevoked requests from Requesting Stockholders holding in the aggregate at least the Requisite Percentage (whether because of revoked requests, a reduction in the number of shares of common stock owned by a Requesting Stockholder or otherwise), the Board of Directors, in its discretion, may cancel the requested special meeting.

(f) Special meetings of stockholders shall be held at such date, time and place, if any, or by such means of remote communication, in each case, as determined by the Board of Directors in its discretion.

(g) Notwithstanding the foregoing provisions of this Section 3, the Corporation shall not be required to convene a special meeting requested by a Requesting Stockholder if:

(i) the Requesting Stockholder or the Special Meeting Request does not comply with the requirements set forth in these Bylaws (including this Section 3), the Certificate of Incorporation or any applicable law, rule or regulation;

(ii) the Special Meeting Request is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders;

(iii) the Board of Directors calls or has called an annual or special meeting of stockholders to be held within ninety (90) days after the Corporate Secretary receives the Special Meeting Request and the Board of Directors determines in good faith that the business to be presented at such meeting includes a matter that is identical or substantially similar to the business specified in the Special Meeting Request (a “Similar Item”);

(iv) the Special Meeting Request relates to a matter of business other than the election or removal of directors and the Board of Directors determines that a Similar Item was presented at an annual or special meeting held not more than twelve (12) months before the date on which the Special Meeting Request was received by the Corporate Secretary;

(v) the Special Meeting Request relates to the election or removal of directors and the Board of Directors determines that a Similar Item was presented at an annual or special meeting of stockholders held not more than ninety (90) days prior to the date the Special Meeting Request was received by the Corporate Secretary (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all matters of business involving the election or removal of directors, a change in the size of the Board of Directors or the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors); or

(vi) the Special Meeting Request (x) relates to an item of business that is not a proper subject for stockholder action under applicable law, rules or regulations or (y) was made in a manner that involved a violation of Regulation 14A of the Exchange Act or other applicable law.

(h) No business may be presented by a stockholder or transacted at a special meeting of stockholders other than business that is included in the Corporation’s notice of the meeting, which, in the case of a special meeting requested by a Requesting Stockholder, shall be limited to (i) the matter(s) specified in the valid Special Meeting Request and otherwise properly brought before the special meeting by the Requesting Stockholder in accordance with the requirements set forth in these Bylaws (including this Section 3), the Certificate of Incorporation and applicable law, rules and regulations and (ii) any additional matters that the Board of Directors determines to include in the Corporation’s notice of such meeting. Notwithstanding anything herein to the contrary, if the business to be transacted at a special meeting that has been called by the Board of Directors includes the election of directors, nominations of persons for election to the Board of Directors at such meeting may be made in compliance with the procedures set forth in Section 4 of this Article I.

(i) If the Board of Directors, the Chair of the Board or the person presiding over a special meeting of stockholders determines that any business proposed to be brought before such meeting pursuant to this Section 3 was not properly brought in accordance with the requirements set forth in these Bylaws (including in compliance with any questionnaire, representation or agreement required under these Bylaws), the Certificate of Incorporation or any applicable law, rule or regulation, the Board of Directors or such person shall declare to the meeting that such business was not properly brought before the meeting and may decline to allow such defective business to be transacted at the meeting, even if the Corporation has received proxies or votes in respect of such business (which proxies and votes may also be disregarded).

(j) Unless otherwise required by applicable law, if none of the Requesting Stockholders who requested a special meeting pursuant to this Section 3 appear at the requested meeting, or send a qualified representative, to present the business set forth in their Special Meeting Request, the Corporation need not present such business for a vote at such meeting, even if the Corporation has received proxies or votes in respect of such business (which proxies and votes may also be disregarded).

SECTION 4. NOTICE OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS.

(a) The matters to be transacted at any meeting of stockholders shall be limited to only such matters as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 4 or Sections 3 or 5 of this Article I, as applicable. Any business proposed to be brought by a stockholder must also constitute a proper matter for stockholder action.

(b) Annual Meetings of Stockholders. Nominations of persons for election to the Board of Directors and other proposals of business may only be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (ii) by or at the direction of the Board of Directors; (iii) by a stockholder of the Corporation who is a stockholder of record on the date of the giving of the notice provided for in this Section 4 and on the record date for the determination of stockholders entitled to vote at such meeting and otherwise complies with the notice and other procedures set forth in these Bylaws (including this Section 4); or (iv) by an Eligible Stockholder pursuant to Section 5 of this Article I.

(c) Special Meetings of Stockholders. Only such business shall be transacted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Notwithstanding anything herein to the contrary, nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting: (i) by or at the direction of the Board of Directors; or (ii) by a stockholder of the Corporation who is a stockholder of record on the date of the giving of the notice provided for in this Section 4 and on the record date for the determination of stockholders entitled to vote at such meeting and otherwise complies with the notice and other procedures set forth in these Bylaws (including this Section 4). The number of nominees a stockholder may nominate for election at any such special meeting shall not exceed the number of directors to be elected by stockholders generally at such special meeting.

(d) In addition to complying with any other applicable requirements set forth in these Bylaws, the Certificate of Incorporation and applicable law, rules and regulations, for any business (including a nomination) to be properly brought before a meeting of stockholders by a stockholder pursuant to clauses (b)(iii) or (c)(ii) of this Section 4, such stockholder must have given timely notice thereof in proper written form to the Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be received by the Corporate Secretary at the Corporation’s principal executive offices (i) in the case of business proposed to be brought before an annual meeting, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a nomination proposed to be brought before a special meeting of stockholders called by the Board of Directors for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

(e) To be in proper written form, a stockholder’s notice to the Corporate Secretary must include the following, as applicable:

(i) as to the stockholder giving the notice:

(A) the name and address of such stockholder and any Interested Person (as defined below) of such stockholder (including, if applicable, as they appear on the Corporation’s books);

(B) (1) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record and beneficially by such stockholder and any Interested Person of such stockholder; (2) the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder or Interested Person; (3) the dates such shares were acquired; (4) the investment intent of such acquisition; and (5) the calculation of the Net Long Shares of such stockholder and any Interested Person of such stockholder;

(C) a complete and accurate description of any instrument, agreement, arrangement or understanding (including but not limited to any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions or borrowed or loaned shares) owned, held or entered into by or on behalf of such stockholder or any Interested Person of such stockholder, the effect or intent of which is to manage the risk or benefit of share price changes in the stock price of the Corporation, to mitigate loss to such person with respect to any share of capital stock of the Corporation, or to increase or decrease the voting power of such person with respect to any share of capital stock of the Corporation or that otherwise relates to the acquisition or disposition of any shares of capital stock of the Corporation (collectively, “Derivative Instruments”);

(D) a complete and accurate description of any agreement, arrangement or understanding pursuant to which such person has received any financial assistance, funding or other consideration from any other person or entity with respect to the investment by such stockholder or any Interested Person of such stockholder in the Corporation;

(E) a complete and accurate description of any performance-related fees (other than an asset-based fee) to which any such stockholder or any Interested Person of such stockholder may be entitled as a result of any increase or decrease in the value of any securities of the Corporation or any Derivative Instrument;

(F) to the extent known by such stockholder, the names and addresses of any other stockholders (including any beneficial owners) of the Corporation known to be providing financial support or meaningful assistance in furtherance of the business proposed to be brought before the meeting;

(G) a complete and accurate description of all agreements, arrangements and understandings between or among such stockholder, any Interested Person of such stockholder and any other person or entity (including their names) in connection with or related to the proposed business, including, without limitation, (1) any proxy, contract, arrangement, understanding or relationship pursuant to which any such stockholder, Interested Person or any other person or entity has the right to vote any shares of capital stock of the Corporation; and (2) any other agreements that would be required to be disclosed by such stockholder, Interested Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to such stockholder, Interested Person or any other person or entity);

(H) a complete and accurate description of any material interest of such stockholder or any Interested Person of such stockholder in the proposed business;

(I) any other information relating to the proposed business, such stockholder or any Interested Person of such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of such business pursuant to Section 14 of the Exchange Act;

(J) a representation from such stockholder as to whether such stockholder or any beneficial owner on whose behalf such stockholder is acting intends or is part of a group (providing the name and address of each participant) which intends: (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares required to elect each proposed nominee or to approve or adopt such other proposed business, as applicable; (2) otherwise to solicit proxies in support of such proposed business; and/or (3) to solicit the holders of the Corporation’s shares of capital stock in accordance with Rule 14a-19 under the Exchange Act; and

(K) a representation that such stockholder intends to appear in person or by proxy at the meeting to present the proposed business, including any proposed nominee, before the meeting;

(ii) as to each proposed nominee the stockholder proposes to nominate for election to the Board of Directors at the meeting:

(A) the name, age, business address, residence address and record address of such proposed nominee;

(B) the principal occupation or employment of such proposed nominee;

(C) (1) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially and of record by such proposed nominee; (2) the nominee holder for, and number of, shares owned beneficially but not of record by such nominee; (3) the dates such shares were acquired; (4) the investment intent of such acquisition; (5) the calculation of such nominee’s Net Long Shares; and (6) any Derivative Instruments owned, held or entered into by such nominee;

(D) any information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act;

(E) a complete and accurate description of any agreements, arrangements and understandings between or among such proposed nominee, the stockholder giving the notice, any Interested Person of such stockholder and any other person or entity (naming such person or entity) in connection with or related to such nominee’s nomination and any relationship between or among the stockholder giving the notice and any Interested Person of such stockholder, on the one hand, and such nominee, on the other hand, including but not limited to, (1) any direct or indirect compensation, reimbursement or indemnification in connection with such nominee’s service or action as a director or any commitment or assurance as to how such nominee will act or vote or any matter; and (2) any information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder giving notice and any such Interested Person were the “registrant” for purposes of such item and such nominee was a director or executive officer of such registrant;

(F) details of any relationships between such proposed nominee and any other person or entity that would be required to be set forth in a Schedule 13D if such nominee were required to file a Schedule 13D with respect to the Corporation;

(G) details of any positions where such proposed nominee has served as an officer or director of any competitor of the Corporation (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliate) within the three (3) years preceding the submission of the stockholder’s notice;

(H) a completed directors’ and officers’ questionnaire with respect to such proposed nominee in the form required by the Corporation (which form the stockholder giving the notice shall request in writing from the Corporate Secretary and which the Corporate Secretary shall provide to the stockholder within ten (10) days of receiving such request) and signed by such nominee;

(I) a written representation and agreement in a form reasonably satisfactory to the Board of Directors and signed by such proposed nominee that such nominee:

(1) will comply with the Corporation’s processes for evaluating any person being considered for nomination or re-nomination to the Board of Directors, including an agreement to meet with members of the Nominating, Corporate Governance and Public Policy Committee, the lead independent director of the Board of Directors (the “Lead Independent Director”) and/or the Chair of the Board, if requested, to discuss matters relating to the nomination of such nominee, including the information provided by such nominee to the Corporation in connection with his or her nomination and his or her eligibility to serve as a member of the Board of Directors;

(2) consents to the running of a background check in accordance with the Corporation’s policy for prospective directors and will provide any information or consent requested by the Corporation that is necessary to run such background check;

(3) if elected as a director of the Corporation, (a) will comply with applicable state and federal law (including applicable fiduciary duties under state law), the rules of any stock exchange on which any of the Corporation’s shares are traded, and all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality, share ownership and trading policies and guidelines applicable generally to the Corporation’s directors; and (b) would be in compliance with any such policies and guidelines that have been publicly disclosed (subject to any applicable phase-in period);

(4) is not and will not become a party to: (A) any agreement, arrangement or understanding with any person or entity other than the Corporation as to how he or she would vote or act on any matter, issue or question as a director of the Corporation (a “Voting Commitment”) that has not been disclosed to the Corporate Secretary; (B) any Voting Commitment that could reasonably be expected to limit or interfere with such nominee’s ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties under applicable law; and (C) any direct or indirect compensation, reimbursement, indemnification or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with such nominee’s service or action as a director of the Corporation that has not been disclosed to the Corporate Secretary;

(5) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(6) will furnish such other information (a) as may reasonably be required by the Corporation to determine the eligibility of such nominee to serve as an independent director of the Corporation under the rules of any stock exchange upon which any of the Corporation’s shares are traded, any applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on the audit committee, compensation committee and any other committees of the Board of Directors (collectively, the “Independence Standards”), (b) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee or (c) that may reasonably be requested by the Corporation to determine the eligibility of such nominee to be included in the Corporation’s proxy materials or to serve as a director of the Corporation;

(7) intends to serve as a director of the Corporation for the full term if elected; and

(8) consents to being named in any proxy statement, associated proxy card or other proxy materials as a director nominee;

(iii) as to each matter of business other than a nomination that the stockholder proposes to bring before the meeting:

(A) a brief description of such business and the reasons for conducting such business at such meeting (including the text of any reasons for the proposed business that will be disclosed in any proxy statement or supplement thereto to be filed with the SEC); and

(B) the text of the proposal or business (including the complete text of any resolutions proposed to be presented for consideration and, in the event that such business includes a proposal to amend the Certificate of Incorporation or these Bylaws, the language of the proposed amendment).

(f) Each applicable person (including any stockholder giving notice pursuant to this Section 4 and any proposed nominee) shall update and supplement such notice and the information provided to the Corporation pursuant to this Section 4 and under any questionnaire, representation or agreement, if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct (i) as of the record date for the applicable meeting and (ii) as of the date that is ten (10) business days prior to the date of such meeting (or any adjournment or postponement thereof), and such update and supplement must be received by the Corporate Secretary at the Corporation’s principal executive offices not later than five (5) business days after the record date for such meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date of such meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). The obligation of a stockholder, any proposed nominee or other applicable person to provide information or an update pursuant to this Section 4 (including under any questionnaire, representation or agreement, as applicable) shall not extend any applicable deadlines hereunder, enable or be deemed to permit such person to amend or update any nomination or other proposal contained in the stockholder’s notice or to submit any new nomination or proposal after the advance notice deadlines hereunder have expired or limit the Corporation’s rights with respect to any inaccuracies or other deficiencies in any notice or other information provided by such person. A stockholder may not, after the last day on which a notice would be timely under this Section 4, cure in any way any defect relating to the submission of a nomination or other proposal for such meeting.

(g) Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, if any stockholder (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, even if the Corporation has received proxies or votes in respect of such nomination (which proxies and votes shall also be disregarded). Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) or includes the information required by Rule 14a-19(b) in a preliminary or definitive proxy statement previously filed by such stockholder, then such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting of stockholders, reasonable evidence that it has met the applicable requirements of Rule 14a-19 under the Exchange Act.

(h) If the Board of Directors, the Chair of the Board or the person presiding over the meeting determines that any business proposed to be brought before a meeting by a stockholder pursuant to this Section 4 was not made in accordance with the requirements set forth in these Bylaws (including in compliance with any questionnaire, representation or agreement required under these Bylaws), the Certificate of Incorporation or any applicable law, rule or regulation, the Board of Directors or such person shall declare to the meeting that such business was not properly brought before the meeting and may decline to allow such defective business to be transacted, even if the Corporation has received proxies or votes in respect of such business (which proxies and votes may also be disregarded).

(i) Unless otherwise required by applicable law, if a stockholder who gave notice pursuant to this Section 4 (or a qualified representative of such stockholder) does not appear at the applicable meeting of stockholders to present the business set forth in the stockholder’s notice, the Corporation need not present such business for a vote at such meeting, even if the Corporation has received proxies or votes in respect of such business (which proxies and votes may also be disregarded).

(j) Notwithstanding anything to the contrary, the notice requirements set forth in this Section 4 with respect to any proposal of business (other than a nomination of a person for election to the Board of Directors) by a stockholder shall be deemed satisfied if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act.

(k) For purposes of these Bylaws:

(i) “Interested Person” of any stockholder proposing business to be brought before a meeting of stockholders (including a nomination of a person for election to the Board of Directors) pursuant to this Section 4 or Section 5 of this Article I or requesting a special meeting pursuant to Section 3 of this Article I, as applicable, shall mean: (1) any person who is a member of a “group” (as such term is used in Rule 13d-5 of the Exchange Act) with or otherwise acting in concert with such stockholder; (2) any beneficial owner of capital stock of the Corporation on whose behalf the proposed business or special meeting request is being made (other than a stockholder that is a depositary); (3) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or any such beneficial owner; and (4) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with such stockholder, beneficial owner or any Interested Person in respect of such proposed business or request, as applicable; and

(ii) “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

SECTION 5. STOCKHOLDER NOMINATIONS INCLUDED IN THE CORPORATION’S PROXY MATERIALS (PROXY ACCESS).

(a) Subject to the terms and conditions of these Bylaws, the Corporation shall include in its proxy statement for any annual meeting of stockholders the name, together with the Required Information (as defined below), of any nominee properly submitted pursuant to this Section 5 (each, an “Access Nominee”) provided that (A) a timely notice of such Access Nominee in proper written form (the “Access Notice”) is received by the Corporation by or on behalf of one or more stockholders who, at the time the Access Notice is received, satisfy the ownership and other requirements of this Section 5 (such stockholder or stockholders, the “Eligible Stockholder”); (B) the Eligible Stockholder expressly elects as a part of providing the Access Notice required by this Section 5 to have its nominee included in the Corporation’s proxy materials pursuant to this Section 5; and (C) the Eligible Stockholder and the Access Nominee otherwise satisfy the requirements of this Section 5.

(b) For an Eligible Stockholder’s Access Notice to be timely, such Access Notice must include the information specified in subsection (f) of this Section 5 and be received by the Corporate Secretary at the principal executive offices of the Corporation (i) not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days before the first anniversary of the date of the Corporation’s proxy statement in connection with the previous year’s annual meeting of stockholders or (ii) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, not less than sixty (60) days before the date of the applicable annual meeting.

(c) For purposes of this Section 5, the “Required Information” that the Corporation shall include in its proxy statement is (i) the information concerning the Access Nominee and the Eligible Stockholder that, as determined by the Corporation, is required to be disclosed in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) if the Eligible Stockholder so elects, a Statement (as defined below). For the avoidance of doubt, and notwithstanding anything in these Bylaws to the contrary, the Corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Stockholder and/or any Access Nominee, including any information provided to the Corporation with respect to the foregoing.

(d) The number of Access Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two (2) and (ii) twenty percent (20%) of the number of directors in office as of the last day on which an Access Notice may be delivered pursuant to subsection (b) of this Section 5 (the “Final Proxy Access Nomination Date”), or if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by (A) the number of director candidates who will be included in the Corporation’s proxy materials with respect to the annual meeting as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of shares of capital stock of the Corporation, by such stockholder or group of stockholders, from the Corporation); (B) the number of directors in office as of the Final Proxy Access Nomination Date who were included in the Corporation’s proxy statement as an Access Nominee for any of the three (3) preceding annual meetings and whose re-election at the upcoming annual meeting is being recommended by the Board of Directors; (C) the number of Access Nominees whom the Board of Directors itself decides to nominate for election at such annual meeting (each, a “Board Nominee”); (D) the number of Access Nominees who cease to satisfy the eligibility requirements of this Section 5; (E) the number of Access Nominees whose nomination is withdrawn by the Eligible Stockholder or who become unwilling to serve on the Board of Directors; and (F) the number of nominees for which the Corporation shall have received one or more notices that a stockholder intends to nominate such nominee(s) at the annual meeting pursuant to Section 4 of this Article I. In the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Access Nominees submitted by Eligible Stockholders pursuant to this Section 5 exceeds the Permitted Number, each Eligible Stockholder shall select one Access Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, with the selection going in the order of the amount (largest to smallest) of shares of the Corporation’s stock eligible to vote in the election of directors each Eligible Stockholder disclosed as owned in the Access Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one Access Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(e) An Eligible Stockholder must have owned Net Long Shares representing in the aggregate at least three percent (3%) or more of the outstanding shares of the Corporation’s stock eligible to vote in the election of directors continuously for at least three (3) years (such Net Long Shares held for the requisite period, the “Required Shares”) as of both the date the Access Notice is received by the Corporation in accordance with this Section 5 and the record date for determining stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the annual meeting date. For purposes of satisfying the foregoing ownership requirement under this subsection (e), (i) the shares of stock of the Corporation owned by one or more stockholders, or by the person or persons who own shares of the Corporation’s stock and on whose behalf any stockholder is acting, may be aggregated; provided that the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty (20), and provided further that the group of stockholders shall have provided to the Corporate Secretary as a part of providing the Access Notice a written agreement executed by each of its members designating one of the members as the exclusive member to interact with the Corporation for purposes of this Section 5 on behalf of all members and authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination, and (ii) a group of funds under common management and investment control shall be treated as one stockholder or person for this purpose. For the avoidance of doubt, Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Access Notice has itself individually beneficially owned such shares continuously for the three-year period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met). No person may be a member of more than one group of persons constituting an Eligible Stockholder, and no shares may be deemed attributed to more than one Eligible Stockholder, under this subsection (e). If any Eligible Stockholder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Access Notice.

(f) To be in proper written form, within the time period specified in subsection (b) of this Section 5 for providing the Access Notice, an Eligible Stockholder must provide the following information in writing to the Corporate Secretary:

(i) as to each Eligible Stockholder, the information and other disclosures required by clause (i) of Section 4(e) of this Article I;

(ii) as to each Access Nominee, the information and other disclosures required by clause (ii) of Section 4(e) of this Article I;

(iii) one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Access Notice is received by the Corporate Secretary, the Eligible Stockholder owns, and has owned continuously for the preceding three (3) years, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(iv) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(v) a written representation, signed by each Eligible Stockholder, that such Eligible Stockholder:

(A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;

(B) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Access Nominee(s) being nominated pursuant to this Section 5;

(C) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the annual meeting other than its Access Nominee(s) or a Board Nominee;

(D) has not and will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation;

(E) intends to continue to own the Required Shares through the date of the annual meeting and whether it intends to hold such Required Shares for at least one year after the date of the annual meeting; and

(F) has provided and will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(vi) an undertaking, signed by each Eligible Stockholder, that such Eligible Stockholder agrees to:

(A) assume all liability stemming from any legal or regulatory violation arising out of any communications by such Eligible Stockholder or any of such Eligible Stockholder’s Access Nominees with the Corporation, its stockholders or any other person or out of the information that such Eligible Stockholder provided to the Corporation in connection with the nomination or election of directors;

(B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of: (1) the nomination submitted by such Eligible Stockholder pursuant to this Section 5 or any efforts by such Eligible Stockholder to elect any of its Access Nominees; or (2) any failure or alleged failure by such Eligible Stockholder or any of its Access Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 5;

(C) file with the SEC all solicitations and other communications relating to the annual meeting at which the Access Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act; and

(D) comply with all other applicable laws, rules and regulations with respect to any nomination or solicitation in connection with the annual meeting; and

(vii) if the Eligible Stockholder did not submit the name(s) of the Access Nominee(s) to the Nominating, Corporate Governance and Public Policy Committee for consideration prior to submitting the Access Notice, a brief explanation as to why the Eligible Stockholder elected not to do so.

(g) For the avoidance of doubt, the information and documents required by this Section 5 to be provided by the Eligible Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N under the Exchange Act in the case of an Eligible Stockholder or group member that is an entity. The Access Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 5 (other than such information and documents contemplated to be provided after the date the Access Notice is provided) has been received by the Corporate Secretary.

(h) Each applicable person (including the Eligible Stockholder and any Access Nominee) shall update and supplement the Access Notice delivered and the information provided to the Corporation pursuant to this Section 5 and under any questionnaire, representation or agreement, if necessary, so that the information provided or required to be provided in such Access Notice shall continue to be true and correct (i) as of the record date for the applicable annual meeting and (ii) as of the date that is ten (10) business days prior to the date of such meeting (or any adjournment or postponement thereof), and such update and supplement must be received by the Corporate Secretary at the Corporation’s principal executive offices not later than five (5) business days after the record date for such meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date of such meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). The obligation of an Eligible Stockholder, Access Nominee or other applicable person to provide information or an update pursuant to this Section 5 (including under any questionnaire, representation or agreement) shall not extend any applicable deadlines hereunder, enable or be deemed to permit such person to amend or update any nomination specified in the Access Notice after the deadlines hereunder have expired or limit the Corporation’s rights with respect to any inaccuracies or other deficiencies in the Access Notice or other information provided by such person. A stockholder may not, after the last day on which an Access Notice would be timely under this Section 5, cure in any way any defect relating to the submission of a nomination.

(i) The Eligible Stockholder may provide to the Corporate Secretary, within the time period specified in subsection (b) of this Section 5 for providing the Access Notice, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the Access Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 5, the Corporation may omit from its proxy materials any information or Statement (or any portion thereof) that the Board of Directors, in good faith, believes: (i) would violate any applicable law, rule or regulation; (ii) is not true and correct in all material respects or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (iii) directly or indirectly impugns the character, integrity, or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person.

(j) The Corporation shall not be required to include, pursuant to this Section 5, an Access Nominee in its proxy materials, and need not present such Access Nominee for a vote (even if the Corporation has received proxies or votes in respect of such Access Nominee (which proxies or votes may also be disregarded)) if:

(i) the Eligible Stockholder has nominated, or the Corporation receives notice from the Eligible Stockholder that it intends to nominate, any individual for election to the Board of Directors at the annual meeting (other than such Access Nominee) pursuant to Section 4 of Article I, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(ii) the Eligible Stockholder who has nominated such Access Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Access Nominee(s) or a nominee whom the Board of Directors itself nominates for election at such annual meeting;

(iii) such Access Nominee is not independent under the Independence Standards, as determined by the Board of Directors;

(iv) such Access Nominee’s election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules of any stock exchange on which any of the Corporation’s shares are traded or any other applicable law, rule or regulation;

(v) such Access Nominee is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(vi) such Access Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(vii) such Access Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, in each case, as may be amended from time to time, the “Securities Act”);

(viii) such Access Nominee or the Eligible Stockholder shall have provided information to the Corporation in respect to such nomination (including, without limitation, information contained in the Statement) that was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors;

(ix) the Eligible Stockholder or such Access Nominee otherwise breaches any of its or their obligations, agreements or representations under this Section 5;

(x) such Access Nominee was nominated for election to the Board of Directors pursuant to this Section 5 or Section 4 of Article I in any of the three (3) preceding annual meetings, and either withdrew, became ineligible or failed to receive at least twenty-five percent (25%) of the votes cast in such Access Nominee’s election; or

(xi) the Eligible Stockholder or such Access Nominee ceases to satisfy the eligibility requirements of this Section 5, the Eligible Stockholder withdraws its nomination or such Access Nominee becomes unwilling or unavailable to serve on the Board of Directors.

(k) Notwithstanding anything to the contrary set forth herein, the Board of Directors, the Chair of the Board or the presiding person of the annual meeting shall have the authority to declare that a nomination of an Access Nominee by an Eligible Stockholder has not been properly brought before such meeting and may decline to allow such defective nomination to be presented for a vote (even if the Corporation has received proxies or votes in respect of such Access Nominee (which proxies and votes may also be disregarded)), if the Board of Directors or such person determines that such Access Nominee and/or the applicable Eligible Stockholder has breached its or their obligations, agreements or representations under this Section 5 or otherwise failed to comply with the requirements set forth in these Bylaws, the Certificate of Incorporation or any applicable law, rule or regulation.

(l) Unless otherwise required by applicable law, if none of the Eligible Stockholder(s) who submitted an Access Notice appear at the applicable annual meeting, or send a qualified representative, to present the Access Nominee(s) set forth in the Access Notice, then such nomination(s) may be disregarded, even if the Corporation has received proxies or votes in respect of such Access Nominee(s) (which proxies and votes may also be disregarded). If any nomination is disregarded pursuant to this Section 5, the Corporation may communicate to its stockholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that any such Access Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the meeting.

SECTION 6. VOTING RIGHTS; PROXIES; QUORUM.

(a) Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation, these Bylaws or the General Corporation Law of Delaware (the “DGCL”) shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder, unless otherwise provided by law or the Certificate of Incorporation.

(b) Except as provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation, directors shall be elected by a majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present; provided that if the number of nominees at any such meeting exceeds the number of directors to be elected at the meeting, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 6(b), a majority of the votes cast means that the number of votes cast “for” a director’s election exceed the number of votes cast “against” that director’s election (with abstentions and broker non-votes not counted as a vote cast either “for” or “against” such director’s election). If an incumbent director fails to receive the requisite majority support , such director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Nominating, Corporate Governance and Public Policy Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Nominating, Corporate Governance and Public Policy Committee’s recommendation, and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decision of the Board of Directors or the recommendation of the Nominating, Corporate Governance and Public Policy Committee.

(c) All other matters presented to stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter at such meeting, unless a different vote is required by these Bylaws, the Certificate of Incorporation or applicable law, rules or regulations.

(d) At any meeting of stockholders, the holders of a majority of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. When a quorum is once present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders or their proxies. Any meeting at which a quorum is not present may be adjourned from time to time to some other time in the manner provided in Section 8 of this Article I. At an adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

(e) Any stockholder directly or indirectly soliciting proxies from other stockholders in respect of any proposal of business, including any nomination, must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.

SECTION 7. NOTICES OF MEETINGS. Written notice stating the date, time and place, if any, and/or means of remote communication by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting of stockholders, the purpose or purposes for which the meeting has been called, shall be given by the Corporate Secretary (or such other officer as the Board of Directors may designate) to each stockholder entitled to vote at such meeting at least ten (10) days but not more than sixty (60) days before the date of such meeting. Unless otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, notice may be given in writing directed to the stockholder’s mailing address or by electronic transmission to the stockholder’s email address, in each case, as such address appears on the Corporation’s records, or by such other form of electronic transmission consented to by the stockholder in accordance with applicable law, and shall be deemed given: (a) if mailed, when deposited in the U.S. mail, postage prepaid; (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address; or (c) if given by electronic mail, when directed to such stockholder’s electronic mail address (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL). Any notice to stockholders given by the Corporation shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting solely for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 8. ADJOURNMENTS AND POSTPONEMENTS.

(a) Any meeting of stockholders may be adjourned from time to time for any reason, whether or not a quorum is present, by the Board of Directors, the Chair of the Board or the presiding person at the meeting, to reconvene at the same or some other place and/or means of remote communication, and notice need not be given of any such adjourned meeting if the date, time and place and/or means of remote communication for the meeting are announced at the meeting of stockholders at which the adjournment is taken or are provided in any other manner permitted by applicable law; provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment the Board of Directors fixes a new record date for determining the stockholders entitled to vote at the adjourned meeting of stockholders, then a notice of the adjourned meeting shall be given to each stockholder of record as of the new record date for determining the stockholders entitled to notice of the adjourned meeting of stockholders under Section 7 of this Article I. At the adjourned meeting of stockholders, the Corporation may transact any business which might have been transacted at the original meeting of stockholders.

(b) In addition, subject to applicable law, any meeting of stockholders, including any special meeting requested by stockholders pursuant to Section 3 of this Article I, may be postponed, rescheduled or cancelled by the Board of Directors at any time before such meeting has been convened.

(c) In no event shall any adjournment or postponement of a meeting of stockholders (whether or not already publicly noticed) or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice pursuant to Sections 4 or 5 of this Article I.

SECTION 9. CONDUCT OF MEETINGS.

(a) The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such authority, rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) establishing an agenda or order of business for the meeting; (ii) establishing rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limiting attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) imposing restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) imposing limitations on the time allotted to questions or comments by participants; (vi) removing any stockholder or any other individual who refuses to comply with the meeting rules, regulations or procedures as set forth by the Board of Directors or the presiding person; and (vii) restricting the use of audio/video recording devices and cell phones at the meeting. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and shall not be transacted or considered.

(b) Meetings of stockholders shall be presided over by the Chair of the Board, or in the absence of the Chair of the Board, by any individual designated by the Board of Directors.

ARTICLE II

DIRECTORS

SECTION 1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred to the Board of Directors by these Bylaws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

SECTION 2. NUMBER OF DIRECTORS. Except as provided in the Certificate of Incorporation, the number of directors constituting the Board of Directors shall be fixed from time to time by resolution of the Board of Directors; provided that the number of directors shall not be less than seven (7) nor more than twelve (12).

SECTION 3. QUORUM. One-third of the total number of the directors (rounded upwards, if necessary, to the next whole number) in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but in the absence of a quorum a majority of those present (or if only one is present, then that one) may adjourn the meeting without notice until such time as a quorum is present.

SECTION 4. ORGANIZATION. Meetings of the Board of Directors shall be presided over by the Chair of the Board, or in the absence of the Chair of the Board, by any director designated by the Board of Directors at the meeting.

SECTION 5. REGULAR MEETINGS. Regular meetings of the Board of Directors may be held without notice at such date, time and place, either within or without the State of Delaware, or by such means of remote communication as shall from time to time be determined by the Board of Directors.

SECTION 6. SPECIAL MEETINGS; NOTICE. Special meetings of the Board of Directors may be called at any time by the Corporate Secretary at the direction of the Chair of the Board, the Chief Executive Officer or a majority of the directors then in office. Special meetings of the independent directors of the Board of Directors may be called at any time by the Corporate Secretary at the direction of the Lead Independent Director or a majority of the independent directors then in office. Notice of the date, time and place, if any, and/or means of remote communication of each special meeting shall be given to each applicable director before the start of the meeting at such an interval as the person or persons calling such meeting deem necessary or appropriate in the circumstances. Such notice may be given personally or by telephone (including, without limitation, to a representative of the director or to the director’s electronic message system) or by electronic transmission or other written communication delivered to the residence, office or other established address of the director. A written waiver of notice signed by the director entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any written waiver of notice.

SECTION 7. ACTION WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 8. PRESENCE AT A MEETING. Members of the Board of Directors, or of any committee thereof, may participate in meetings by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 9. COMPENSATION OF DIRECTORS. Directors may receive compensation for services to the Corporation in their capacities as directors or otherwise in such manner and in such amounts as may be fixed from time to time by resolution of the Board of Directors.

ARTICLE III

COMMITTEES

SECTION 1. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolutions creating the committee and to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the business and affairs of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

SECTION 2. The following provisions shall apply to all committees of the Board of Directors unless otherwise provided by the Board of Directors:

(a) The Board of Directors shall appoint the members and chairperson of each committee. The members shall serve until their successors are appointed and qualified or until the committee is dissolved by a majority of the Board of Directors or such member’s earlier death, resignation or removal. The chairperson of the committee shall, if present, preside at all meetings of a committee.

(b) Each committee shall keep regular minutes of its proceedings and shall report its material actions and recommendations to the Board of Directors at the next meeting of the Board of Directors following each committee meeting.

(c) The Board of Directors shall have the power at any time to change the membership of a committee, and any member of a committee may be removed at any time with or without cause by resolution adopted by a majority of the Board of Directors.

(d) One-third of the members then serving on a committee (rounded upwards, if necessary, to the next whole number) shall constitute a quorum for the transaction of business at any meeting thereof, and the affirmative vote of a majority of the members present at a meeting at which a quorum is present or the unanimous written consent of all members thereof shall be the act of such committee.

ARTICLE IV

OFFICERS

SECTION 1. GENERAL. The officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chair of the Board who shall be a member of the Board of Directors, a Chief Executive Officer, a chief financial officer (“Chief Financial Officer”), a president (“President”), one or more executive vice presidents and/or senior vice presidents, a treasurer (“Treasurer”), a Corporate Secretary and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Vice presidents, assistant corporate secretaries or assistant treasurers may be appointed as in the judgment of the Chief Executive Officer may be necessary or desirable, subject to the oversight of the Board of Directors. Unless otherwise designated by the Board of Directors, the Chief Executive Officer shall also be the President of the Corporation. Any one person may hold any number of offices of the Corporation unless specifically prohibited by applicable law.

SECTION 2. TERM OF OFFICE. Unless otherwise provided in the resolution of the Board of Directors electing such officer, each officer shall hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. The Board of Directors may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, and the election of an officer shall not of itself create contractual rights.

SECTION 3. POWERS AND DUTIES. The officers of the Corporation shall have such powers and perform such duties as shall be stated in these Bylaws or in a resolution of the Board of Directors which is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors. In case any officer is absent, or for any other reason that the Board of Directors may deem necessary or desirable, the Chief Executive Officer or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director. The Corporate Secretary shall have the duty to record the actions of the stockholders and Board of Directors in minutes retained under his or her direction. Any officer of the Corporation may sign any deeds, mortgages, bonds, contracts or other instruments that the Board of Directors or a committee thereof has authorized to be executed or are in the ordinary course of business of the Corporation. The Chief Executive Officer, President, Chief Financial Officer, Treasurer or the Corporate Secretary may vote, either in person or by proxy, all the shares of the capital stock of any company that the Corporation owns or is otherwise entitled to vote at any and all meetings of the stockholders of such company and shall have the power to accept or waive notice of such meetings.

ARTICLE V

RESIGNATIONS; FILLING OF VACANCIES

SECTION 1. RESIGNATIONS. Any director, member of a committee or officer may resign at any time. Such resignations shall be made in writing and shall take effect at the time specified therein and, if no time be specified, at the time of the receipt of such resignation by the Chair of the Board, the Chief Executive Officer or the Corporate Secretary. The acceptance of the resignation shall not be necessary to make it effective.

SECTION 2. FILLING OF VACANCIES. If any office of the Corporation becomes vacant, the vacancy may be filled by the Board of Directors. Any vacancy on the Board of Directors that results from an increase in the number of directors or for any other reason may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A person appointed to fill a vacancy shall hold office for the unexpired term and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

ARTICLE VI

CAPITAL STOCK

SECTION 1. CERTIFICATES OF STOCK. The Corporation is authorized to issue shares of capital stock of the Corporation in certificated or in uncertificated form. The shares of the capital stock of the Corporation shall be registered on the books of the Corporation in the order in which they shall be issued. Any certificates for shares of the common stock, and any other shares of capital stock of the Corporation represented by certificates, shall be numbered and shall be signed by two (2) authorized officers of the Corporation. Any of or all the signatures on these certificates may be facsimile or by electronic signature to the extent permitted under the DGCL. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send, or caused to be sent, to the record owner thereof a written statement of the information required by law to be on certificates.

SECTION 2. LOST, STOLEN OR DESTROYED CERTIFICATES. The Board of Directors may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates previously issued by the Corporation and alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that the certificate of stock has been lost, stolen or destroyed. When authorizing such issuance of a new certificate or certificates or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to indemnify the Corporation in such manner as the Board of Directors shall require and to give the Corporation a bond, in such form and amount as the Board of Directors may direct, as indemnity against any claim that may be made against the Corporation with respect to the certificate or certificates alleged to have been lost, stolen or destroyed.

SECTION 3. TRANSFER OF SHARES. Transfers of shares shall be made upon the books of the Corporation (i) only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative and (ii) in the case of certificated shares, upon the surrender to the Corporation of the certificate or certificates for such shares.

SECTION 4. RECORD DATE. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or for the purpose of determining stockholders entitled to receive payment of any dividend or allotment of any rights, or for the purpose of any other action, the Board of Directors may fix, in advance, a date as the record date for any such determination of stockholders. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action; provided that if no such date has been fixed by the Board of Directors then such date shall be (a) the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, for purposes of determining the stockholders entitled to notice of and to vote at a meeting of shareholders or (b) the day on which the Board of Directors adopts the resolution relating to such action for such other purposes. When a determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders has been made as provided in this Section 4, such determination shall apply to any adjournment thereof, unless the Board of Directors may fix a new record date under this Section 4 for the adjourned meeting.

SECTION 5. DIVIDENDS. Dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting as provided by law and the Certificate of Incorporation.

ARTICLE VII

AMENDMENTS

Except as otherwise provided herein, the Board of Directors shall have the power to adopt, amend or repeal these Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present or by unanimous written consent in lieu of a meeting. These Bylaws may be amended or repealed by the affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the matter at any regular meeting of the stockholders or any special meeting of the stockholders, in each case if notice of such proposed amendment or repeal is contained in the notice of such meeting.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

SECTION 1. SEAL. The corporate seal, if any, shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. Such seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced. The Corporate Secretary shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it and may attest the same.

SECTION 2. FISCAL YEAR. The fiscal year of the Corporation shall be the calendar year unless otherwise determined by resolution of the Board of Directors.

SECTION 3. ELECTRONIC TRANSMISSION AND SIGNATURES.

(a) When used in these Bylaws, the terms “written” and “in writing” shall include any “electronic transmission,” as defined in Section 232(c) of the DGCL, including, without limitation, any electronic mail or other electronic message.

(b) Unless otherwise required by applicable law, whenever the Certificate of Incorporation or these Bylaws require or permit a signature, such signature may be a manual, facsimile, conformed or electronic signature.

SECTION 4. REGISTERED OFFICE. Except as otherwise determined by the Board of Directors, the registered office shall be established and maintained at the office of The Corporation Trust Company, in the City of Wilmington and County of New Castle, and such company shall be the registered agent of the Corporation.

SECTION 5. FORUM.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these Bylaws (in each case, as they may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws or (v) any other action asserting a claim governed by the internal affairs doctrine or that is otherwise an “internal corporate claim” as defined in Section 115 of the DGCL shall be, to the fullest extent permitted by applicable law, the Court of Chancery in the State of Delaware (or, if the Court of Chancery in the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware).

(b) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States shall be the sole and exclusive forum for any claim arising under the Securities Act; provided, however, that if the foregoing provisions of this Section 5(b) are, or the application of such provisions to any person or any circumstance is, illegal, invalid or unenforceable, the Court of Chancery of the State of Delaware shall be the sole and exclusive state court forum for any claim arising under the Securities Act.

(c) Notwithstanding anything to the contrary in these Bylaws, the foregoing provisions of this Section 5 shall not apply to any claim seeking to enforce any liability, obligation or duty created by the Exchange Act to the extent such application would be contrary to law.

(d) If any action the subject matter of which is within the scope of this Section 5 is filed in a court other than the exclusive forum prescribed by this Section 5 (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the exclusive forum prescribed by this Section 5 in connection with any action brought in any such court to enforce this Section 5 (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to this Section 5.

SECTION 6. SEVERABILITY. If any provision or provisions of these Bylaws shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of these Bylaws (including, without limitation, each portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.